UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 27, 2005
(Date of Report/Date of earliest event reported)

PHELPS DODGE CORPORATION

(Exact name of registrant as specified in its charter)

NEW YORK	001-00082	13-1808503
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

One North Central Avenue
Phoenix, Arizona 85004-4414
(Address and zip code of principal executive offices)

(602) 366-8100
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
SIGNATURES
EXHIBIT INDEX
EX-10.1

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 27, 2005, stockholders of Phelps Dodge Corporation (the “Corporation”) approved the adoption of the Phelps Dodge Corporation 2006 Executive Performance Incentive Plan (the “Incentive Plan”). As a result of the stockholder approval of the Incentive Plan, restricted stock awards under the Phelps Dodge 2003 Stock Option and Restricted Stock Plan (the “2003 Plan”) and awards under the Corporation’s annual incentive compensation plan will qualify as performance based compensation under section 162(m) of the Internal Revenue Code (“Section 162(m)”). Qualifying these awards under Section 162(m) exempts the incentive compensation from the one million dollar cap on deductibility of compensation expenses for federal income tax purposes.

The members of the Corporation’s Senior Management Team are eligible to participate in the Incentive Plan as selected by the Compensation and Management Development Committee of the Corporation’s Board of Directors (the “Compensation Committee.”) The Incentive Plan is administered by the Compensation Committee, which has the power and full authority to interpret the plan and to grant awards thereunder.

Awards under the Incentive Plan are made from the Plan Funding Amount. For any performance period under the plan, the Plan Funding Amount will equal 2% of Net Cash Provided by Operating Activities for the applicable performance period, plus any amount from the Plan Funding Amount for the immediately preceding performance period that was not awarded with respect to that performance period. For any particular performance period, the Net Cash Provided by Operating Activities is the net cash provided by operating activities of the Corporation for the applicable performance period reported by the Corporation in its Consolidated Statement of Cash Flows as part of its consolidated financial statements. It is currently anticipated that the first performance period under the Incentive Plan will be the Corporation’s 2006 fiscal year.

The Incentive Plan was filed as Appendix A to the Corporation’s Proxy Statement dated April 15, 2005 and is attached hereto as Exhibit 10.1.

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     SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHELPS DODGE CORPORATION
(Registrant)

By: /s/ S. David Colton
Name:	S. David Colton
Title:	Senior Vice President and
General Counsel
Date: May 31, 2005

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EXHIBIT INDEX

Exhibit No.	Description
10.1	2006 Executive Incentive Plan of Phelps Dodge Corporation

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